Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Announces First Quarter 2008 Results

-Reports quarterly revenue of $24.6 million -

- Posts revenue records for data products and the EMEA region of $13.6 million and $8.5 million respectively -

- Reaches record gross margin of 27% -

- Delivers net income of $257,000 or $0.01 per share -

SAN DIEGO, CA – May 2, 2008 – Axesstel, Inc. (AMEX: AFT), a recognized leader in the design and development of fixed wireless voice and broadband data products, announced results for the first quarter ended March 30, 2008.

Clark Hickock, CEO of Axesstel, stated, “In 2008, we are executing our plan to increase sales from high-margin data products and target emerging markets such as Latin America and the Europe, Middle East, and Africa (EMEA) region. Our sales investments and cost restructuring have been validated. This quarter, revenues from data products increased 165 percent compared to the first quarter of 2007. We also reported record EMEA revenue of $8.5 million, growing 641 percent compared to $1.2 million in the 2007 first quarter. Combined with our cost reductions, we delivered profitability ahead of expectations, and we are committed to delivering profitability for the year.”

Financial Results

Revenues for the first quarter of 2008 were $24.6 million, including data products revenue of $13.6 million. This compares to revenues of $25.2 million including $5.1 million from data products in the first quarter of 2007. Gross margin for the first quarter 2008 was $6.6 million, or a record 27 percent of revenue, compared to $4.6 million, or 18 percent of revenue for the same period last year. Net income was $257,000 or $0.01 per diluted share, compared to a net loss of $1.2 million or $0.05 per share in the first quarter of 2007.

pg. 1

Pat Gray, Axesstel’s CFO, stated, “In the past few months, we have implemented specific programs to increase liquidity and improve operations. During the quarter, we secured a working capital line of credit with Wells Fargo. Also, we entered into a distribution agreement to support financing of receivables to Venezuela. These developments, in combination with strong collections, have enabled us to bring our manufacturing to normal operating levels.”

As of March 30, 2008, the cash and cash equivalents balance was $3.6 million, compared to cash and cash equivalents of $555,000 as of December 31, 2007. At March 30, 2008, the company had approximately $23 million in backlog of which $17 million is expected to be delivered in the second quarter.

Outlook

“This quarter’s results bolster our optimism about delivering sales growth and profitability in 2008. We continue to target over a dozen new product launches. At CTIA, we demonstrated our newly designed-GSM phone and shipped our first volume order of the phones to Latin America during the quarter. Also at CTIA, we unveiled our new EV-DO product that combines voice and high-speed data, for which an operator in the EMEA region placed an advance order – a first in our company history. As such we are increasing our market penetration in emerging markets new to us, such as South Africa and Iraq, and building in regions where we already have a foothold, including Venezuela and Mexico. In Asia, we have multiple products in homologation, and looking ahead, we intend to invest in sales in Asia similar to our 2007 efforts that delivered record EMEA sales,” concluded Hickock.

The company continues to expect full year 2008 revenues to exceed $100 million, up from $82.4 million in 2007. Additionally, the company believes data products will contribute more than $60 million in revenues in 2008, up from $38.5 million in 2007, and will exceed phone revenues for the first time on an annualized basis. Product mix and customer demand can impact gross margin and profitability on a quarterly basis. However, based on its assessment of the market, management is optimistic about delivering gross margins in the low-20s and profitability for the year.

AXESSTEL FIRST QUARTER 2008 RESULTS	pg. 2

Recent Highlights

•	Named Clark Hickock CEO. With Axesstel since 2005 as COO, Hickock intends to methodically execute growth plans related to market expansion and product development.

•	Entered into a distribution agreement with Brightstar for Venezuela, which has the option to be expanded into other Latin American countries.

•	Completed working capital line of credit with Well Fargo to support sales and manufacturing requirements.

•	Received first production order for approximately $2.6 million from PT Smart Telecom for USB modems.

•	Exhibited at the CTIA held April 1 – 3 in Las Vegas:

•	Unveiled the EV-DO product with voice and high-speed data capabilities.

•	Demonstrated the newly designed GSM fixed wireless phones and terminals.

•	Exhibited at the GSMS Mobile World Congress held Feb. 11 – 14 in Barcelona, Spain:

•	The newly designed GSM fixed wireless phones and terminals – the PG100 series, PG430, PG530 and TG230—are generally available for order now.

•	The HSDPA models – the MD130, HSDPA USB modem that supports laptop or desktop users and the MD430, HSDPA Wi-Fi Gateways - are expected to be available for order in the second half of 2008.

Conference Call

Axesstel will host a conference call at 8:00 AM PT (11:00 AM ET) to discuss its first quarter 2008 results. Participating in the call will be Clark Hickock, chief executive officer, and Patrick Gray, chief financial officer.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. Alternatively, you may dial the following number five to ten minutes prior to the scheduled conference call time: 1-877-663-9622. International callers should dial 001-706-634-9407. There is no pass code required for this call.

If you are unable to participate in the call at this time, the webcast will be archived on the Axesstel website. In addition, a telephonic replay will be available on Friday, May 2 at 2:00 PM ET through Tuesday, May 6 11:59 PM ET. To access the replay, please dial 1-800-642-1687. International callers should dial 001-706-645-9291. The pass code is 43002682.

AXESSTEL FIRST QUARTER 2008 RESULTS	pg. 3

ABOUT AXESSTEL, INC.

Axesstel (AMEX:AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

(C) 2008 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL FIRST QUARTER 2008 RESULTS	pg. 4

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended
	March 30, 2008	March 31, 2007
Net revenues	$24,636,937	$25,189,776
Cost of goods sold	18,034,479	20,618,273

Gross margin	6,602,458	4,571,503
Operating expenses:
Research and development	1,100,767	1,892,205
Selling, general and administrative	4,706,290	3,893,995

Total operating expenses	5,807,057	5,786,200

Operating income (loss)	795,401	(1,214,697)
Other income (expense):
Interest and other income	29,888	16,630
Interest and other expense	(568,631)	(50,868)

Total other income (expense)	(538,743)	(34,238)

Income (loss) before provision for income taxes	256,658	(1,248,935)
Provision for income taxes	—	—

Net income (loss)	256,658	(1,248,935)
Earnings (loss) per share:
Basic	$0.01	($0.05)

Diluted	$0.01	($0.05)

Weighted average shares outstanding:

Basic	23,228,982	22,867,552

Diluted	23,280,059	22,867,552

AXESSTEL FIRST QUARTER 2008 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$3,571,650	$555,301
Accounts receivable, net	25,807,751	20,801,710
Inventory	2,016,040	2,535,433
Prepayments and other current assets	1,524,450	1,295,697

Total current assets	32,919,891	25,188,141
Property and equipment, net	1,511,344	1,694,493
Other assets:
License, net	1,483,088	1,609,304
Other, net	716,266	871,059

Total other assets	2,199,354	2,480,363

Total assets	$36,630,589	$29,362,997

	March 30, 2008	December 31, 2007
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,279,833	$22,619,976
Bank financing	2,585,478	490,000
Customer advances	381,560	286,806
Note payable	3,629,000	—
Accrued commissions	2,378,190	1,645,099
Accrued royalties	1,277,000	767,000
Accrued warranties	460,000	460,000
Accrued expenses and other current liabilities	1,221,099	1,818,279

Total current liabilities	35,212,160	28,087,160
Stockholders’ equity	1,418,429	1,275,837

Total liabilities and stockholders’ equity	$36,630,589	$29,362,997

AXESSTEL FIRST QUARTER 2008 RESULTS	pg. 6